Exhibit 32.1

CERTIFICATION

Pursuant to 18 USC §1350, the undersigned officer of The St. Joe Company (the “Company”) hereby certifies that the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

L.
/s/ Jorge L. Gonzalez
Jorge L. Gonzalez
President, Chief Executive Officer and Chairman of the Board

Dated: October 29, 2025